EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Atmel Corporation:

We consent to the use of our report dated February 26, 2013 with respect to the consolidated balance sheet of Atmel Corporation as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California
March 12, 2013